Exhibit 99.1

FOR IMMEDIATE RELEASE:

For More Information Contact:

TIMOTHY R. KASMOCH, CEO

| 2254 Centennial Road | Toledo, Ohio 43617

| PHONE 419-535-6374 | FAX 419-535-7008

info@nviro.com

N-Viro International Announces Webcast for Monday, July 22, 2013

Toledo, Ohio, July 19, 2013 – N-Viro International Corporation (NVIC: OTCQB) will conduct a webcast on Monday, July 22, 2013 at 4:15 p.m. Eastern Daylight Time to allow investors, members of the news media and the general public the opportunity to hear President and Chief Executive Officer Timothy Kasmoch discuss the Company’s opportunities to expand in the “Green Coal” and Alternative Fuels industries.

The event will be broadcast live on the internet, with replay available immediately after completion, and can be accessed at N-Viro’s website at www.nviro.com or at www.investorcalendar.com.  Alternatively, interested parties can dial-in by calling 877-407-8133 (toll free) or 201-689-8040 (international).

If anyone cannot make the event and would like to subsequently hear it, the webcast will be archived and available for replay through October 23, 2013.

The Company will welcome questions and inquiries following the event via our website or email to info@nviro.com.

The following link can be used to pre-check your system compatibility prior to the event: www.investorcalendar.com/aboutus/HelpDesk.asp.

About N-Viro International

N-Viro International Corporation is a leader in the conversion of organic materials generated from industrial, agricultural and municipal sources.  The Company’s proprietary, patented technologies, unique services and materials handling expertise are combined to offer turnkey solutions in both soil enrichment and alternative fuel development.  For more information, please visit www.nviro.com or the N-Viro International Blog.

Special Cautionary Note Regarding Forward‐Looking Statements

The Company cautions that words used both in this document and during the scheduled webcast on July 22, 2013 such as "expects," “hopes”, "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future.  These forward‐looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to differ materially from those described herein.  Additional information and factors that may adversely affect these forward‐looking statements are contained in the Company's reports, including its Annual Report on Form 10‐K for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update forward‐looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward‐looking information except to the extent required by applicable securities laws.